EXHIBIT A

MATTHEWS INTERNATIONAL FUNDS
FUND SCHEDULE

Fund	Effective Date
•Matthews Pacific Tiger Fund	August 31, 2004

•Matthews Asian Growth and Income Fund	August 31, 2004

•Matthews Korea Fund	August 31, 2004

•Matthews China Fund	August 31, 2004

•Matthews Japan Fund	August 31, 2004

•Matthews Asian Technology Fund	August 31, 2004

•Matthews Asia Pacific Fund	August 31, 2004

•Matthews India Fund	August 12, 2005

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

/s/ G. Paul Matthews	/s/ G. Paul Matthews

G. Paul Matthews President	G. Paul Matthews Chairman and Co-Chief Executive Officer